Exhibit 10.13

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and dated as of June 14, 2012, by and among AMERICAN PET INSURANCE COMPANY, a New York corporation, duly qualified to do business in the State of Washington, dba TRUPANION (“Tenant”), and the HOUSING AUTHORITY OF THE CITY OF SEATTLE, a Washington public body corporate and politic (“Landlord”).

In consideration of the covenants and agreements of the Tenant and Landlord hereunder, Landlord and Tenant agree as follows:

1. Premises. Landlord leases to Tenant certain real property located at 907 NW Ballard Way, Seattle, Washington, consisting of certain portions of a building (the “Building”), described on Exhibit A attached hereto and by this reference incorporated herein. The portion of the Building leased hereunder is referred to as the “Premises”. The Building consists of approximately 37,448 rentable square feet as shown on Exhibit B. Tenant shall have exclusive use of the Premises, and except as expressly set forth in this Section 1, exclusive use for parking only (except on Sunday) of the surface parking adjacent to the Building consisting of 196 parking spaces (the “Parking Lot”). Notwithstanding the foregoing, Tenant acknowledges that Landlord has entered into a month to month agreement with Mars Hill Fellowship (“Mars Hill”) to rent 150 parking spaces in the Parking Lot on Sundays (“Mars Hill Agreement”), and occasionally on Friday evenings and Saturdays. Mars Hill’s use of the Parking Lot on Friday evenings and Saturdays shall be subject to Tenant’s advance approval, which approval shall not be unreasonably withheld, provided Landlord delivers to Tenant seven (7) days prior written request to Tenant for any such additional use of the Parking Lot by Mars Hill and provided that any use on Fridays shall be limited to 6:00pm or later. If Tenant determines the Sunday use of the Parking Lot by Mars Hill unreasonably interferes with Tenant’s right to use its 46 parking stalls, and if Tenant provides Landlord notice of such unreasonable interference and within seven (7) days thereafter the interference has not been cured, Tenant may give Landlord a final notice of interference and reason to terminate the Mars Hill Agreement (the “Final Mars Hill Notice”). Landlord will terminate the Mars Hill Agreement, with a termination effective date thirty-five (35) days after receipt of the Final Mars Hill Notice. In addition, Tenant may exercise the right to direct Landlord to terminate the Mars Hill Agreement for any other reason, and in such case, the base rent payable by Tenant hereunder shall be increased monthly by $1,500.

2. Use of Premises. Tenant shall use the Premises solely for the purpose of general office and administrative use including, but not limited to the operation of a pet insurance company and call center. In addition, Tenant shall have exclusive use of the Parking Lot, except as set forth in Section 1 above. Tenant and Tenant’s employees, subtenants and invitees shall be entitled to access the Premises, the Building and the Parking Lot 24 hours per day, 7 days per week, 365 days per year and shall be entitled to bring pets into the Building, the Premises and the Parking Lot. Tenant shall use the Premises in compliance with all applicable laws, rules and regulations, shall not knowingly permit any illegal activity thereon. No other use of the Premises shall be permitted without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant has inspected the Premises and has determined the Premises are suitable for its purposes provided, however, the foregoing shall not limit Landlord’s repair and maintenance obligations under this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord represents that to the best of its knowledge the Building and the Premises are in compliance with all applicable laws, statutes, ordinances, codes, regulations and other rules or requirements of any governmental authorities having jurisdiction over the Building and the Premises as of the date of this Lease and will be in compliance therewith as of the Commencement Date. Landlord, at its sole cost and expense, without any right of reimbursement from Tenant, shall remedy any noncompliance that exists as of the Commencement Date (regardless of whether Landlord has actual knowledge of the same as of the date of this Lease) promptly upon knowledge thereof; provided, however, Landlord shall not be liable for any damage or such noncompliance to the extent caused by Tenant.

3. Term. The initial term of this Lease (the “First Term”) shall be for a period of twenty-four (24) months commencing on August 16, 2012 (“Commencement Date”) and expiring on August 15, 2014 unless terminated earlier or extended longer as provided herein. Notwithstanding the Commencement Date of the Lease, in order to prepare for relocation to the Premises and begin installation of furniture, fixtures, equipment, decorations and tenant improvements prior to the Commencement Date, Tenant will be permitted to enter the Premises upon execution of this Lease; provided, however, Tenant shall not occupy the Premises until Tenant delivers to Landlord insurance certificates with the amounts required under Section 14 hereof and names Landlord as an additional insured and provided further that (a) Tenant shall not commence any work that requires Landlord’s approval pursuant to Section 8 of this Lease unless and until Landlord provides its written approval and (b) Tenant, throughout the duration of completing the tenant improvements, shall be responsible for any loss, cost, damage, liability and expense related to any such approved tenant improvements to the extent set forth in Tenant’s indemnification of Landlord under Section 13 and Tenant acknowledges and agrees that such indemnification extends to the work performed for any such tenant improvements.

4. Option to Renew. Tenant shall have the option to renew this Lease for one additional one (1) year term (“Option Term”) under the same terms and conditions provided that Tenant is not in monetary default or material non-monetary default under any provisions of this Lease beyond applicable grace and cure periods. To exercise this option, Tenant shall provide written notice to the Executive Director of Landlord on or before December 31, 2013.

5. Rent. Tenant shall pay to Landlord as rental for the Premises and the Parking Lot beginning on the Commencement Date, a monthly “Base Rent” of $24,185.17 for the first six (6) months of the First Term, then thereafter, Base Rent shall be $48,370.00 per month.

Upon execution of this Lease, Tenant shall deliver to Landlord the first month’s Rent totaling $29,391.29, which includes the Base Rent plus current annual common costs defined in Section 6.

6. Service and Utilities/Common Costs. In addition to Base Rent, Tenant shall pay all charges for electricity, and for all other public utilities that are separately metered which are be used in or charged against the Premises during the First Term hereunder and any extension of this Lease. In addition, Tenant shall reimburse Landlord for actual costs of the leasehold excise tax defined by the Washington State Department of Revenue (“DOR”) currently calculated as 12.84% of Base Rent and is included in the Common Costs under this Lease. Tenant agrees to reimburse Landlord for the actual costs of the property insurance, maintenance and repairs, elevator maintenance, leasehold excise tax and surface water management fees that serve the Premises (“Common Costs”). The charge for these Common Costs will be adjusted per square footage annually for rate and fee changes actually incurred by Landlord. The total of the Common Costs (excluding the leasehold excise tax or real property tax, if any) shall not exceed $2.00 per rentable square foot per year. The parties acknowledge the current Landlord is exempt as a public body from paying real property taxes; however, Tenant and Landlord agree that if the Building and Parking Lot are sold to a private third party which is not exempt from real property taxes the actual cost of such taxes for the Premises and the portion of the Parking Lot leased to Tenant will be passed on to Tenant on a proportionate basis. Tenant shall contract directly with grounds/landscaping and garbage service vendors. Landlord shall not be liable for any loss or damage caused by or resulting from any interruption or failure of such services or loss or damage incident to the making of repairs, alterations or improvements to the Premises or due to accident or strike or other conditions or events not under Landlord’s control. None of the occurrences described in the preceding sentence shall be deemed an eviction of the Tenant or relieve the Tenant of any of Tenant’s obligations hereunder. Landlord agrees to keep in good repair and operating condition the Building systems including HVAC, plumbing, elevator, roof and light fixtures and as further described in Section 9, Repairs and Maintenance below.

Rent shall be paid to Landlord no later than the first (1st) day of the month for which the Rent is due. A late fee of ten percent (10%) will be charged for Rent that is paid after the fifth (5th) day of the month. An additional penalty of one percent (1%) per day will be charged on the balance due after the fifteenth (15th) day of the month. Rent checks shall be made payable to Landlord and mailed to:

Seattle Housing Authority

Attention: Accounts Receivable Dept.

or at such other address as Landlord shall specify in writing. In the check memo line Tenant shall add                      to have the rent payment credited to the proper account.

7. Security Deposit. There shall be no security deposit.

8. Tenant Improvements. Landlord shall not make any improvements to the Premises. Tenant shall not undertake any tenant improvements that involve plumbing or electrical work, wall demolition, or drilling into the floors, walls or ceilings without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

9. Repairs and Maintenance: Landlord will provide major maintenance for the Premises and the Building (including the parking area). Under this Lease “major maintenance” means work which Landlord normally does to maintain its facilities in a good and habitable condition including the following, provided Tenant keeps the Premises and the Parking Lot in good condition and has not damaged (normal wear and tear, damage due to casualty or condemnation and any condition in the Parking Lot not caused by Tenant or Tenant’s officers, directors, employees, agents, contractors, licensees or invitees excepted) any of the items listed below:

Landlord Responsibilities:

•	Structural integrity and all structural components, including, without limitation, Building foundations, footings, roof, roof membrane

•	Exterior - siding, window, exterior walls, doors and hardware

•	Major mechanical such as HVAC, plumbing and fixtures, fire alarms, and major electrical and fixtures

•	Heavy grounds labor such as shrub removal, sidewalk and parking lot repair, retaining walls and fencing

•	Sanitary sewer lines, provided any damage to the lines are not caused by Tenant’s negligence or willful misconduct

•	All subsurface conditions

•	Utility facilities to the point of connection at the interior of the Building

Tenant will be charged for repairs necessitated by damage to the Premises or the Parking Lot or loss of equipment caused by willful or negligent acts of Tenant’s staff, clients, agents, contractors, invitees or permitted subtenants. For example repairs that are the responsibility of Tenant to pay include but are not limited to:

•	Lock changes

•	Access due to lock-outs

•	Replacement of keys

•	Broken windows

•	Plugged drains, toilets

•	Removal of trash from inside or outside the Premises and the Parking Lot (except for any litter caused by invitees of Mars Hill on Sundays)

•	Repair of landscape damage caused by Tenant or its operations

•	Interior construction for the Building only such as interior trim, doors, hardware, wall finishes, flooring and floor finishes, ceilings and finishes

•	Any damage to the Premises or equipment caused by a willful or negligent act of Tenant.

Landlord will not provide maintenance repairs for which Tenant will be charged without first providing prior written notice to Tenant of the repairs to be made, except in an emergency in which there is a threat of damage to property or personal injury.

Tenant shall be responsible for minor maintenance including, but not limited to:

•	All janitorial and general cleaning of the Premises and the Parking Lot

•	Vacuuming/mopping

•	Emptying of trash baskets

•	Refilling paper towels, toilet paper, and other paper product dispensers

•	Supplying and installing replacement light bulbs

•	Supplying cleaning products and supplies.

10. Care of Premises. Tenant has inspected and accepts the Premises in its present condition and shall keep and maintain the Premises and the Parking Lot and all tenant improvements in good, safe and sanitary condition and appearance and shall permit no waste, damage, or injury to the Premises, the Parking Lot or the tenant improvements (normal wear and tear, damage due to casualty or condemnation and any condition in the Parking Lot not caused by Tenant or Tenant’s officers, directors, employees, agents, contractors, licensees or invitees excepted). The Premises and the Parking Lot shall at all times be kept and used by the Tenant in accordance with the laws, ordinances and regulations of all governmental agencies having jurisdiction over the Premises. The Building and all common areas thereto shall at all times be maintained by Landlord in accordance with the laws, ordinances and regulations of all governmental agencies having jurisdiction thereto. Tenant shall not use or knowlingly permit in the Premises, Building or Parking Lot any activity that is illegal, dangerous to the life or limb or overload the floors of the Building beyond the loads existing at this time, or permit any objectionable noise or odor to escape from the Premises. Tenant shall not do or knowingly permit to be done on the Premises or the Parking Lot anything that will increase the rate of insurance on the Premises provided, however, Landlord represents and warrants to Tenant that Tenant’s express rights pursuant to Section 2 of this Lease will not result in increased insurance rates. Tenant shall keep the Premises and the Parking Lot clean and in sanitary condition, and in compliance with the regulations of the Board of Health and City of Seattle Fire Department. Notwithstanding anything in this Lease to the contrary, Tenant shall have no obligation or liability with respect to the condition of the Parking Lot or any activities therein except to the extent caused by Tenant or Tenant’s officers, directors, employees, agents, contractors, licensees or invitees.

At the end of the term of this Lease or upon earlier termination of the Lease, Tenant shall deliver the Premises, the Parking Lot and the tenant improvements to Landlord in good and sound condition and appearance as received, broom clean, ordinary wear and tear and damage due to casualty or condemnation excepted. Tenant shall repair any damage to the Premises or the Parking Lot occasioned by its use thereof, or by the removal of Tenant’s trade fixtures, furnishings and equipment, which repair shall include, but shall not be limited to, the patching and filling of holes, repairing the floor, and repair of structural damage.

11. Hazardous Substances. Tenant shall not cause or permit any waste, substances or material designated or regulated as ‘toxic,” “hazardous” or “extremely hazardous” under federal, state or local laws (“Hazardous Substances”) to be placed, held, released, located or disposed of on, under or at the Premises or the Parking Lot, except in commercially reasonable amounts used in the construction and operation of the tenant improvements and in ordinary general office use and provided that work is performed in accordance with all applicable laws, rules and regulations of any government authorities. Tenant shall indemnify Landlord for all claims, actions, causes of action, judgments, liabilities, expenses, costs and attorneys’ fees and costs (including, without limitation, costs and expenses of cleaning up and remediation of any Hazardous Substances) and from all limitations, restraints, penalties or obligations pertaining to Landlord arising out of the presence of any Hazardous Substances on the Premises, the Parking Lot or on other property provided in either case that it is caused by Tenant or Tenant’s officers, directors, employees, agents, or contractors, licensees or invitees.

12. Accidents. All personal property on the Premises or the Parking Lot shall be at the risk of the Tenant. Landlord shall not be liable for any damage, either to persons or property, sustained by the Tenant or others, caused by any defects in the Premises or the Parking Lot by the bursting or leaking of water, gas, sewer or steam pipes, or from any act or negligence of employees, co-tenants, or any other occupants of the Premises or the Parking Lot or any other persons or due to the happening of any accident from whatsoever cause in and about the Premises or the Parking Lot, except to the extent caused by Landlord’s (or Landlord’s agents, employees, officers or contractors) negligence or willful misconduct. Tenant agrees to indemnify, defend and hold Landlord, and its officers, employees, independent contractors and agents harmless from any and all claims for damages suffered or alleged to be suffered in or about the leased Premises or by any person, or entity and from any and all claims for damages suffered or alleged to be suffered in or about the Parking Lot by Tenant or Tenant’s officers, directors, employees, agents, contractors, licensees or invitees, and from any expenses, including reasonable attorney fees incurred by Landlord in respect to any such claim, except to the extent caused by Landlord’s (or Landlord’s agents, employees, officers or contractors) negligence or willful misconduct.

13. Hold Harmless. Tenant shall indemnify, defend and hold Landlord and its directors, officers, employees, contractors and agents harmless from any and all liabilities, damages of every kind and nature whatsoever that may be claimed or accrued by reason of any bodily injury, personal injury, accident or property damage arising from any negligent or wrongful act or omission of Tenant, or its invitees, employees, guests, or visitors in, on, or around the Premises or the Parking Lot, except to the extent caused by the negligence or willful misconduct of Landlord, its employees, officers, contractors, or agents.

Landlord shall indemnify, defend and hold Tenant and its directors, officers, employees, contractors and agents harmless from any and all liabilities, damages of every kind and nature whatsoever that may be claimed or accrued by reason of any bodily injury, personal injury, accident or property damage arising from any negligent or wrongful act or omission of Landlord, or its employees, agents, or contractors in, on, or around the Premises or the Parking Lot, except to the extent caused by the negligence or willful misconduct of Tenant, its employees, invitees or agents.

14. Liability and Insurance. Tenant shall obtain and maintain hazard insurance covering any tenant improvements and Tenant’s property on the Premises or the Parking Lot in an amount not less than its replacement cost, as that cost is adjusted from time to time, which shall insure against the perils of fire, lightning, extended coverage, vandalism and malicious mischief, extended by special extended coverage endorsement to insure against all other risks of direct physical loss, and such other coverages as a prudent owner would carry. If a casualty occurs to any tenant improvements or the Premises or the Parking Lot the insurance proceeds shall he payable to Tenant, or its lenders, as their interests may appear and shall be used for restoration of any tenant improvements and the Premises. Notwithstanding anything to the contrary herein, if damage to the tenant improvements or the Premises shall in Tenant’s reasonable judgment take more than one hundred eighty (180) days to repair, (b) occurs in the last two (2) years of the term or (c) the cost to repair such damage not covered by insurance exceeds Fifteen Thousand and No/100 Dollars ($15,000.00), then either party may terminate this Lease by delivering written notice of termination to the other party within thirty (30) days after the date of the casualty, whereupon this Lease shall terminate. All personal property on the Premises shall be at the risk of the Tenant.

Tenant shall, during the term of this Lease and any other period of occupancy, at its sole cost and expense, keep in full force and effect commercial general liability insurance insuring Tenant against any liability arising out of the lease, use, occupancy or maintenance of the Premises, the tenant improvements and all areas appurtenant thereto. Such insurance shall be in the amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for injury to, or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The Tenant’s commercial general liability insurance shall also include fire legal liability in an amount not less than $300,000 per occurrence.

All policies described above shall include Landlord and the holders of mortgages on the Premises who have requested in writing to be so included, as additional named insureds, All policies shall contain (i) the agreement of the insurer to give Landlord and each holder of a mortgage, as applicable, at least thirty (30) days’ notice prior to cancellation or any material change in said policies; (ii) an agreement that such policies are primary and non-contributing with any insurance that may be carried by Landlord or Tenant; (iii) a provision that no act or omission of the Tenant shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained; (iv) a waiver by the insurer of all rights of subrogation against Landlord, Landlord’s officers, directors, employees and agents in connection with any loss or damage thereby insured against; (v) terms providing that any loss covered by such insurance may be adjusted with the Tenant, but shall, to the extent required by the loan documents of any mortgage on the Premises, be payable to the holder of any such mortgage, who shall agree to receive and disburse all proceeds of such insurance subject to the duty of the Tenant to repair or restore the Premises, and (vi) Landlord reserves the right to allow its insurers to inspect the property at any time for purposes of loss control; should the insurer recommend measures or improvements related to safety or loss prevention, Tenant shall cooperate with Landlord in implementation of insurer’s recommendations.

15. Casualty and Condemnation. If the Building or the Premises shall be damaged by fire or other casualty to the extent that they are untenantable in whole or in part, then Landlord, at Landlord’s option may proceed with reasonable diligence to repair the damage (excluding Tenant’s personal property) in a good and workmanlike manner. Landlord shall notify Tenant in writing within thirty (30) days after the occurrence of any damage whether Landlord intends to repair the damage. If Landlord elects not to proceed with repair, Tenant shall have the right to terminate this Lease by written notice to Landlord. If any part of the Building shall be untenanable, while under repair, Rent shall be abated in proportion to the affected portion of the Building for the period from the date of the damage or inaccessibility to the date repaired. If fifty percent (50%) or more of the Building shall be damaged by fire or other casualty, or inaccessible due to any other cause, so that the estimated period for repair or restoring access is one hundred twenty (120) days or more (as estimated by a reputable independent contractor, registered architect or licensed professional engineer selected by Landlord), either party may terminate this Lease by providing notice to the other party. If Landlord undertakes repairs but does not substantially complete repairs within one hundred twenty (120) days after the occurrence of the damage, Tenant shall have the right to terminate this Lease by written notice to Landlord. Notwithstanding the foregoing, if within the last nine months of the term of this Lease a casualty occurs which damages 50% or more of the Building, Tenant may at its sole option terminate this Lease by giving written notice of termination due to casualty to Landlord, provided further that such notice is given within thirty days after the occurrence of the casualty. If all or substantially all of the Building shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting of title, and Rent shall be prorated and adjusted as of that date.

16. Successors. All covenants, agreements, terms and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective successors and/or permitted assigns.

17. Labor and Material Liens. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for the Tenant at or for use in the Premises, which, claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or an interest therein. If the Tenant, in good faith, contests the validity of any lien, claim or demand, the Tenant shall, at its sole expense, defend itself and Landlord and Tenant shall satisfy any adverse judgment before any enforcement against Landlord or the Premises.

18. Assignment, Subletting or Substitution of Tenants, Encumbrances. Tenant shall not create or permit any lien or encumbrance against the Premises or assign its interest as Tenant in this Lease or sublet all or a part of the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any permitted encumbrance, assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease.

19. Defaults: Remedies.

19.1 Defaults. Each of the following is a material default and breach of this Lease by the Tenant:

(a) Failure to pay any sum, including rent, as and when due, if the failure continues for a period of ten (10) days after written notice from Landlord.

(b) Failure to comply with any of the covenants or provisions of this Lease, other than those described in subparagraph (a), if the failure continues for a period of thirty (30) days after written notice from the Landlord. If the nature of the Tenant’s default reasonably requires more than thirty (30) days for its cure,

(c) Tenant vacates the Premises (defined as an absence for at lease 15 consecutive days without prior notice to Landlord), or Tenant abandons the Premises (defined as an absence of five (5) days or more while Tenant is in breach of some other term of this Lease). Tenant’s vacation or abandonment of the Premises shall not be subject to any notice or right to cure.

(d) Tenant’s making any general assignment or arrangement for the benefit of creditors; the filing by or against the Tenant of a petition to have it adjudged a bankrupt or a petition for reorganization or arrangement under any bankruptcy law (unless any petition filed against the Tenant is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of the Tenant’s assets at the Premises or its interest in this Lease, if possession is not restored to the Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of the Tenant’s assets at the Premises or its interest in this Lease, if that seizure is not discharged within thirty (30) days.

19.2 Remedies. If any material default or breach by the Tenant occurs, the Landlord may at any time thereafter without notice or demand do any or all of the following:

(a) Upon thirty (30) days written notice to Tenant, terminate the Tenant’s right to possession of the Premises by any lawful means, and this Lease shall terminate; Landlord may re-enter and take possession of and remove all persons or property, and the Tenant shall immediately surrender possession of the Premises to Landlord and shall pay all rent and other payments due to Landlord as of the date of such termination. Landlord may recover from the Tenant all damages incurred by Landlord for the Tenant’s default as permitted under applicable law.

(b) Maintain the Tenant’s right to possession, and this Lease shall continue in force whether or not the Tenant has abandoned the Premises. Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent and other payments as they becomes due.

(c) Pursue any other remedy available to Landlord under the law or equity. These remedies are not exclusive.

20. General Provisions.

20.1 Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction will not affect the validity of any other provision.

20.2 Time of Essence. Time is of the essence of this Lease.

20.3 Notices. Any notice given under this Lease shall be in writing and may be given by personal delivery, by certified mail, postage prepaid, by overnight courier service or via electronic mail, addressed to the Tenant or to Landlord at their addresses set forth above their signatures below, and shall be effective when received. Notices personally delivered are considered received upon delivery. Notices sent via personal delivery, overnight courier service, electronic mail and facsimile will be effective upon receipt. A courtesy copy of any notice given by facsimile or electronic mail also shall be mailed to the party receiving the notice.

20.4 Waiver. Waiver by Landlord of the breach of any provision of this Lease is not a waiver of any subsequent breach by the Tenant of the same or any other provision. Landlord’s consent to or approval of any act does not make Landlord’s consent to or approval of any subsequent act unnecessary. Acceptance of rent by Landlord is not a waiver of any preceding breach of any provision of this Lease, other than the Tenant’s failure to pay the rent so accepted.

20.5 Covenants and Conditions. Each provision of this Lease performable by Landlord or the Tenant is both a covenant and a condition.

20.6 Authority. Each individual executing this Lease on behalf of the respective entities represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of such entity, and that this Lease is binding upon that entity in accordance with its terms.

20.7 Attorneys’ Fees. In any action to enforce or interpret this Lease the prevailing party is entitled to recover reasonable attorneys’ fees from the losing party.

20.8 Quiet Possession. Upon paying the rent and observing and performing all of its covenants and conditions, the Tenant shall have quiet possession of the Premises for the entire term subject to all of the provisions of this Lease.

20.9 Relationship of Parties/Liability. For the purposes of this Lease, the relationship of the parties hereto is strictly that of Landlord and Tenant. Nothing herein shall be construed so as to create a partnership, joint venture, or agency.

20.10 Consent. Consent or approval of parties whenever required under this Lease shall not be unreasonably withheld, unless otherwise specifically provided by the terms of this Lease.

20.11 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Washington and venue for any dispute shall be in King County, Washington.

20.12 Holdover. If Tenant remains in possession of the Premises or any part thereof after the expiration of the term hereof without the express written consent of Landlord, such occupancy shall be an unlawful detainer of Premises at a rental equal to 135% for the then current Rent due plus all other charges payable hereunder. Acceptance by Landlord or by Management Agent of Rent after such expiration or other termination shall not result in a renewal of this Lease. The foregoing provisions of this Section 20.12 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant shall hold over after the expiration or earlier termination of this Lease without the written consent of Landlord, such occupancy shall be deemed an unlawful detainer of the Premises subject to the applicable laws of the state in which the Premises are located.

20.13 No Recording of Lease. Tenant shall not record this Lease or a memorandum of this Lease without the prior written consent of Landlord.

20.14 Signage. Tenant at its expense shall have the right to install signage on and around the Building subject to jurisdictional approvals.

20.15 Brokerage. Each party represents to the other that it has not had dealings with any real estate broker, finder, or other person who would be entitled to any commission or fee in connection with the negotiation, execution or delivery of the Lease except Washington Partners, Inc. who represents Tenant and Kidder Mathews who represents Landlord, both of whose fees shall be paid by Landlord pursuant to a separate agreement. If any other claims for brokerage commissions, finder’s fees, or like payments arise out of or in connection with this transaction, such claims shall be defended and if sustained paid by the party whose alleged actions or commitment form the bases of such claims. If Landlord does not fulfill the obligations to pay the brokerage fees due to Washington Partners, Inc. as required, Tenant may pay Washington Partners, Inc. said amount and deduct such amount from rent due to Landlord.

LANDLORD:

HOUSING AUTHORITY OF THE CITY OF SEATTLE, a Washington public body corporate and politic

By:	/s/ Thomas M. Tierney
Thomas M. Tierney, Executive Director

Address:

Thomas M. Tierney, Executive Director

Seattle Housing Authority

P.O. Box 19028

190 Queen Anne Avenue North

Seattle, WA 98109-1028

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Thomas M. Tierney is the person who appeared before me and said person acknowledged that he signed this instrument, and on oath stated that he was authorized to execute the instrument as Executive Director for the HOUSING AUTHORITY OF THE CITY OF SEATTLE, a Washington public body, corporate and politic, and acknowledged it to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal as of the 14th day of June, 2012.

/s/ Ellen L. Callahan NOTARY PUBLIC for the State of Washington Residing at Langley, Washington. My appointment expires: 04-01-2014

TENANT:

AMERICAN PET INSURANCE COMPANY, a New York corporation dba TRUPANION

/s/ Howard E. Rubin
Howard E. Rubin
Print Name
Its:	C.O.O.

Address:

5245 Shilshole Avenue NW

Seattle, WA 98107

Attn: Howard Rubin, COO

STATE OF WA	)
	)	ss.
COUNTY OF King	)

I certify that I know or have satisfactory evidence that Howard Rubin is the person who appeared before me and said person acknowledged that he/she signed this instrument, and on oath stated that he/she was authorized to execute the instrument as the COO of American Pet Insurance Company, a New York corporation dba Trupanion, and acknowledged it to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal as of the 14th day of June, 2012.

/s/ Kelsey K. Miyoshi NOTARY PUBLIC for the State of WA Residing at Seattle, WA. My appointment expires: 5/25/2014

EXHIBIT A

LEGAL DESCRIPTION:

PARCEL B, CITY OF SEATTLE SHORT PLAT NUMBER 79-115, ACCORDING TO THE SHORT PLAT RECORDED JULY 17, 1979 UNDER RECORDING NO. 7907170846, RECORDS OF KING COUNTY, WASHINGTON.

EXHIBIT B

SITE PLAN

Existing Site Plan
N
NW BALLARD WAY
EXISTING TWO STORY
OFFICE BUILDING
ENTRY
PL 402.00'
NW 46TH ST
EXISTING PARKING
LOT
907 NW Ballard Way
EXISTING SITE
BASED ON DCLU RECORDS.
THIS IS NOT A SURVEY.

MARTIN SELIG

MSRE MANAGEMENT, LLC

September 24, 2013

Mr. Howard E. Rubin

AMERICAN PET INSURANCE COMPANY

907 NW Ballard Way

Seattle, WA 98107

Dear Mr. Rubin:

Please refer to the Lease Agreement between American Pet Insurance Company (hereinafter referred to as “Lessee”) and Selig Real Estate Holding XXXIV, LLC (“Lessor”) as successor-in-interest to Housing Authority of the City of Seattle for the building and parking lot at 907 NW Ballard Way, Seattle, Washington (“Premises”). Please consider this an amendment to attach thereto.

Lessor and Lessee acknowledge that contained within the Lease is Lessee’s right to renew the lease term for one (1) year under all the same terms and conditions as provided in the Lease. They hereby agree that instead of Lessee having the right to renew for one (1) year, Lessee will have the right to renew for two (2) years with two subsequent one (1) year options thereafter. In such case, Lessee will provide Lessor with written notice to renew no later nine (9) months prior to the expiration date of the Lease. Further, the rent for the first year of the two year renewal term will remain the same. The base rent for the second year of the two year renewal term will increase to $16.70 per square foot, per year. Rent for the subsequent two (2) one year renewal options shall be $17.20 per square foot and $17.71 per square foot respectively.

Unless modified above, all Lease Agreement terms and conditions shall remain unchanged and in full force and effect.

If you are in agreement with the above, please sign below where indicated and return all three originals to me for Martin Selig’s signature. Upon full execution, I shall return one copy to you for your files.

Sincerely,

/s/ Theresa Howard

Theresa Howard

SIGNATURE LINES ONLY ON THE LAST PAGE

1000 SECOND AVENUE

SUITE 1600

SEATTLE, WASHINGTON 96104-1046

(206) 467-7600

FAX (206) 366-5296

Mr. Howard E. Rubin

AMERICAN PET INSURANCE COMPANY

September 24, 2013

AGREED AND ACCEPTED:

REAL ESTATE HOLDINGS XXXIV, LLC		AMERICAN PET INSURANCE COMPANY

	/s/ Martin Selig		/s/ Michael O. Banks
By:	Martin Selig	By:	Michael O. Banks
Its:	Managing Member	Its:	CFO
Dated:	9/25/13	Date:	10/2/13

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 25th day of September, 2013 before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Managing Member, respectively, of SELIG REAL ESTATE HOLDINGS XXXIV, LLC the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument on behalf of the entity.

[NOTARY STAMP]	/s/ Jill M. Hayes
Notary Public in and for the State of Washington Residing at: Issaquah My commission expires: 6-1-14

STATE OF	)
) ss.
COUNTY	)

On this 7th dat of October, 2013 before me, a Notary Public in and for the State of Washington, personally appeared Michael Banks, to me known to be the Chief Financial Officer, respectively, of                                 , the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal, the day and year first above written.

/s/ Lu Yang
Document2	Notary Public in and for the State of Washington Residing at: Seattle My commission expires: 6/1/17

[NOTARY STAMP]

October 9, 2013

Mr. Martin Selig	Hand delivered
Martin Selig Real Estate
1000 Second Avenue, Suite 1800
Seattle, Washington 98101

RE:	Lease Agreement dated June 14, 2012
Selig Real Estate Holding XXXIV, LLC (Lessor or Landlord) and American Pet Insurance Company
(Lessee or Tenant)
Exercise of Renewal Option – 907 NW Ballard Avenue Seattle, WA

Dear Mr. Selig,

Please consider this letter as formal exercise of our two (2) year renewal option pursuant to the amendment dated September 24, 2013 between the above referenced parties. With this lease extension, the new lease expiration date will be August 15, 2016.

Sincerely,

AMERICAN PET INSURANCE COMPANY

/s/ Darryl Rawlings

Darryl Rawlings

Chief Executive Officer

cc: Larry Almeleh – Washington Partners, Inc.